Exhibit 10.4

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WYNN RESORTS (MACAU), S.A.

(“Employer”)

- and -

GRANT R. BOWIE

(“Employee”)

DATED: as of July 18, 2003

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into the 18th day of July 2003, by and between WYNN RESORTS (MACAU), S.A. (“Employer”) and GRANT R. BOWIE (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of Macau, Special Administrative Region, China (“Macau”), maintains its headquarters at Avenida da Praia Grande, 429-21 andar, Centro Comercial da Praia Grande, Macau, and is engaged in the business of developing, owning and operating casino resorts in Macau of business; and,

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee is an adult individual currently residing at 3 Claymore Cres Sorrento Qld 4217, Australia; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications, expertise and experience in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) “Anniversary” - means each anniversary date of the Effective Date during the Term (as defined in Paragraph 6 hereof).

(c) “Cause” - means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iii) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer, that is not cured within fifteen (15) days after Employee has received written notice thereof from Employer;

(v) a willful and knowing material misrepresentation to Employer’s or an Affiliate’s Board of Directors;

(vi) a willful violation of a material policy of Employer or an Affiliate, which does or could result in material harm to Employer or to Employer’s reputation, or that of an Affiliate; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer or an Affiliate,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d) “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(e) “Effective Date” - means July 18, 2003.

2. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being further understood that a change in Employee’s reporting responsibilities is not itself a basis for finding a material reduction in the level of duties.

3. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of President & General Manager of Wynn Macau, or such similar duties as may be assigned to Employee as Employer may reasonably determine. Employee’s duties shall include, but not be limited to: (i) the preparation of relevant budgets and allocation of relevant funds; (ii) the selection and delegation of duties and responsibilities of subordinates; (iii) the direction, review and oversight of all matters under Employee’s supervision; and (iv) such other and further duties as are consistent with his position and which may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer or its Affiliates, provided such duties are not inconsistent with Employee’s primary duties hereunder.

4. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement, and will not perform any services for any casino, hotel/casino or other similar gaming or gambling operation which is not owned by Employer or any of Employer’s Affiliates.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of five (5) years commencing on the Effective Date of this Agreement and terminating on the fifth Anniversary of the Effective Date.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement); or

(e) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice.

In the event of a termination of this Agreement pursuant to the provisions of Subsection 6(a), (b), (c), or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Five Hundred Seventy Five Thousand United States Dollars (US$575,000.00) per annum during the Term, payable in such installments as shall be convenient to Employer (the “Base Salary”). Such Base Salary shall be subject to periodic merit reviews and may be increased, but not decreased, as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, executive stock option plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b) Bonus Compensation. Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole and exclusive discretion, may determine, until such time as Employer may adopt a performance-based bonus plan, and thereafter in accordance with such plan. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employee shall at the earliest possible time after the Effective Date be granted 60,000 options of Wynn Resorts, Limited common stock under the Wynn Resorts, Limited 2002 Stock Incentive Plan. Nothing in this Agreement shall limit Employer’s discretion to adopt, amend or terminate any bonus plan at any time.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, pension plan, executive stock option plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans that may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s employees during the Term. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to (i) exercise the discretion provided to it under any employee benefit plan, or (ii) adopt, amend or terminate any such benefit plan at any time.

(d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time.

(e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to annual paid vacation and paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s respective standard policies, but in no event shall Employee receive fewer than three (3) weeks of paid vacation in any full year of the Term.

(f) Expatriate Benefits. As additional compensation for, and only for the duration of, Employee relocating his primary residence to Macau, Employer also shall provide Employee with the following:

(i) Rental housing or an apartment reasonably satisfactory to Employee;

(ii) Up to six (6) round-trip, business class airline tickets per year from Hong Kong or Macau to Australia for Employee that may be used by Employee or Employee’s spouse.

(g) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings taxes and fees.

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”), as well as Employer’s concession agreement with the government of Macau. Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts, Gaming Regulations, or the concession agreement. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act, Gaming Regulations or the concession agreement, and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer’s confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates; (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques; or (c) Employer’s or its Affiliates’ trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include but not be limited to the terms and conditions of this Agreement, and any other information, including a formula, pattern, compilation, program, device, method, technique or process, that (x) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Section 9 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that, during the Term or for such longer period that Employer pays to Employee the compensation set forth in Subsection 7(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Subsection 10(a) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the scheduled expiration of the Term, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations.

11. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

12. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

13. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the prior express written consent of Employer thereto. Any purported assignment by Employee in violation of this Section 13 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

14. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Macau, without regard to conflicts of law principles.

16. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Resorts (Macau), S.A.
Avenida da Praia Grande, 429-21 andar
Centro Comercial da Praia Grande
Macau

WITH A COPY	Wynn Resorts, Limited
THAT SHALL NOT BE	3145 Las Vegas Boulevard South
NOTICE TO:	Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:	Grant R. Bowie
3 Claymore
Cres Sorrento, Qld 4217
Australia

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 16.

17. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement; and, this Agreement is not to be construed either for or against Employer or Employee, but shall be interpreted in accordance with the general tenor of its language.

18. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

19. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Sections 9 and 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in Macau, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in accordance with Employer’s or Employer’s Affiliates’ arbitration policy governing employment disputes, or, in the absence of any such policy, as conducted by and in accordance with the labor arbitration rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

20. WAIVER. None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN RESORTS (MACAU), S.A.		EMPLOYEE

By:	/s/ Stephen A. Wynn	/s/ Grant R. Bowie
	Stephen A. Wynn	Grant R. Bowie
Director